Exhibit 10.3

EXECUTION COPY

LOAN AGREEMENT

MDRNA, INC.

3830 Monte Villa Parkway

Bothell, Washington 98021

March 31, 2010

Cequent Pharmaceuticals, Inc.

One Kendall Square

Building 700

Cambridge, MA 02139

Ladies and Gentlemen:

This loan agreement (this “Agreement”) will set forth certain understandings between MDRNA, Inc., a Delaware corporation (the “Borrower”), and Cequent Pharmaceuticals, Inc., a Delaware corporation (the “Lender”), with respect to Term Loans (hereinafter defined) to be made by the Lender to the Borrower. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender agree as follows:

I. AMOUNTS AND TERMS

1.1. References to Documents. Reference is made to (i) that certain $3,000,000 face principal amount promissory note (the “Term Note”) of even date herewith made by the Borrower and payable to the order of the Lender, (ii) that certain Guaranty Agreement (the “Guaranty”) of even date herewith jointly and severally made by the Subsidiary Guarantors (as hereinafter defined) in favor of the Lender, (iii) that certain Security Agreement (All Assets) (the “Security Agreement”) of even date herewith from the Borrower and each Subsidiary Guarantor to the Lender, (iv) those certain Security Agreements (Patents), each of even date herewith from the Borrower to the Lender and from MDRNA Research, Inc. to the Lender (each, a “Patent Security Agreement” and collectively, the “Patent Security Agreements”), and (v) those certain Common Stock Purchase Warrants (each, a “Warrant” and collectively, the “Warrants”), each issued to the Lender by the Borrower.

1.2. The Borrowing; Term Note. Subject to the terms and conditions hereinafter set forth, the Lender will make one or more loans (the “Term Loans”) to the Borrower, as the Borrower may request, on any Business Day prior to the first to occur of (i) the consummation of the transaction contemplated by the Merger Agreement, (ii) the termination of the Merger Agreement by either party thereto, or (iii) the earlier termination of the within-described term loan facility pursuant to §5.2 or §6.5. Each such Term Loan shall be in such amount as may be requested by the Borrower; provided that (i) no Term Loan will be made after the first to occur of

(A) the consummation of the transaction contemplated by the Merger Agreement, or (B) the termination of the Merger Agreement by either party thereto; (ii) the aggregate original principal amounts of all Term Loans will not exceed $3,000,000; (iii) no Term Loan will be in a principal amount of less than $500,000, and (iv) not more than $1,000,000 in aggregate original principal amounts of Term Loans may be requested by the Borrower in any consecutive thirty (30) day period.

To request any Term Loan hereunder, the Borrower shall deliver to the Lender a borrowing notice in form and substance acceptable to Lender via facsimile or electronic mail, which borrowing notice shall set forth (i) the requested date of such Term Loan (which, with respect to the initial Term Loan, shall be a Business Day at least 15 days after the date of the corresponding borrowing notice and which, with respect to any subsequent Term Loan, shall be a Business Day at least 5 days after the date of the corresponding borrowing notice), and (ii) the amount of the Term Loan so requested.

The Term Loans will be evidenced by the Term Note. The Borrower hereby irrevocably authorizes the Lender to make or cause to be made, on a schedule attached to the Term Note or on the books of the Lender, at or following the time of making each Term Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Term Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Term Loans. Failure of the Lender to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Lender hereunder or under the Term Note.

1.3. Principal Repayment of Term Loans. The Borrower shall repay principal of the Term Loans in three (3) equal consecutive monthly installments, commencing on August 15, 2010 and continuing on the fifteenth (15th) day of each month thereafter through and including October 15, 2010. Each such monthly installment of principal shall be in an amount equal to 1/3rd of the aggregate principal amount of the Term Loans outstanding at the close of business on August 14, 2010. In any event, the then outstanding aggregate principal balance of the Term Loans and all interest then accrued but unpaid thereon shall be due and payable in full on October 15, 2010. Notwithstanding the foregoing, in the event that the transaction contemplated by the Merger Agreement is consummated prior to August 15, 2010, then on the date of the closing of such transaction, the then outstanding principal balance of the Term Loans and all interest then accrued but unpaid thereon shall be forgiven in full, the Term Note shall be cancelled and each of the Loan Documents shall be terminated. The Borrower may prepay, at any time or from time to time, without premium or penalty, the whole or any portion of any Term Loan; provided that (i) each such principal prepayment shall be accompanied by payment of all interest under the Term Note accrued but unpaid to the date of payment, and (ii) the Borrower gives the Lender at least five (5) days’ prior written notice of its intent to so prepay. Any partial prepayment of principal of the Term Loans will be applied in inverse order of normal maturity. Amounts repaid or prepaid with respect to the Term Loans are not available for reborrowing.

1.4. Interest on Term Loans. The Borrower will pay interest on the principal amount of each Term Loan outstanding from time to time, from the date of the advance of such Term Loan until payment of such Term Loan and the Term Note in full and the termination of this Agreement. Interest on the Term Loans will be payable monthly in arrears, commencing on August 15, 2010 and continuing on the fifteenth (15th) day of each month thereafter until payment of the Term Loans in full, subject to forgiveness of the Term Loans in full upon the consummation of the transaction contemplated by the Merger Agreement as described in §1.3 above. In any event, subject to forgiveness of the Term Loans in full upon the consummation of the transaction contemplated by the Merger Agreement as described in §1.3 above, interest on the Term Loan shall also be paid on the date of payment of the Term Loan in full. Interest on each Term Loan will be payable at a fixed rate of ten (10%) percent per annum; provided that, notwithstanding the foregoing, after the occurrence and during the continuance of any Event of Default, each Term Loan will, at the option of the Lender, bear interest at a rate per annum (the “Default Rate”) which at all times shall be equal to the sum of (i) four (4%) percent per annum plus (ii) the per annum rate otherwise payable with respect thereto hereunder (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on demand. All interest payable under this Agreement and/or under the Term Note will be calculated on the basis of a 360-day year for the actual number of days elapsed. If the entire amount of any required principal and/or interest payment is not paid within fifteen (15) days after the same is due, the Borrower shall pay to the Lender a late fee equal to five percent (5%) of the required payment.

1.5. Advances and Payments. The proceeds of all Term Loans shall be funded by the Lender to a general deposit account maintained by the Borrower at a bank in accordance with written instructions provided by the Borrower to the Lender. The proceeds of each Term Loan will be used by the Borrower solely for working capital and other general corporate purposes of the Borrower permitted by this Agreement. The Borrower hereby authorizes the Lender to deduct from the proceeds of initial Term Loan, and to retain for the Lender’s benefit, the Lender’s reasonable attorneys’ fees, costs and expenses related to the preparation, negotiation, execution and delivery of the Loan Documents.

Whenever any payment to be made to the Lender hereunder or under the Term Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by the Borrower hereunder and/or in respect of the Term Note shall be made net of any impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Lender. All payments of interest, principal and any other sum payable hereunder and/or under the Term Note shall be made to the Lender, in immediately available funds, at its office at One Kendall Square, Building 700, Cambridge, Massachusetts 02139 or to such other address as the Lender may from time to time direct. All payments received by the Lender after 2:00 p.m. (Boston time) on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Lender shall be applied first to fees, charges, costs and expenses payable to the Lender under this Agreement, the

Term Note and/or any of the other Loan Documents, next to interest then accrued on account of any Term Loans and only thereafter to principal of the Term Loans; provided that after the occurrence and during the continuance of an Event of Default, all monies received by the Lender shall be applied in such order as the Lender may determine in its sole discretion. All interest and fees payable hereunder and/or under the Term Note shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

1.6. Conditions to Advance. Prior to the making of the initial Term Loan, the Borrower shall deliver to the Lender duly executed copies of this Agreement, the Security Agreement, the Guaranty, each Patent Security Agreement, the Term Note, a Warrant and the documents and other items listed on the Closing Agenda delivered herewith by the Lender to the Borrower, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Lender and its counsel. On the date the initial Term Loan is made, all statements, representations and warranties of the Borrower and each Subsidiary Guarantors made in the Merger Agreement shall be correct in all material respects as of such date, and all covenants and agrees of the Borrower and each Subsidiary Guarantor contained in the Merger Agreement shall have been complied with in all material respects on and as of such date.

Without limiting the foregoing, any Term Loan (including the initial Term Loan) is subject to the further conditions precedent that on the date on which such Term Loan is made (and after giving effect thereto):

(a) All statements, representations and warranties of the Borrower and each Subsidiary Guarantors made in this Agreement, the Guaranty and/or in the Security Agreement shall continue to be correct in all material respects as of the date of such Term Loan.

(b) All covenants and agreements of the Borrower and each Subsidiary Guarantor contained herein, in the Merger Agreement and/or in any of the Loan Documents shall have been complied with in all material respects on and as of the date of such Term Loan.

(c) No event which constitutes, or which with notice or lapse of time or both could reasonably be expected to constitute, an Event of Default shall have occurred and be continuing, which has not been cured or waived in accordance with the terms of this Agreement and the other Loan Documents.

(d) No material adverse change shall have occurred in the financial condition of the Borrower from that disclosed in the financial statements then most recently furnished to the Lender.

Each request by the Borrower for any Term Loan, and each acceptance by the Borrower of the proceeds of any Term Loan, will be deemed a representation and warranty by the Borrower and each Subsidiary Guarantor that at the date of such Term Loan and after giving effect thereto all of the conditions set forth in the foregoing clauses (a) - (d) of this §1.6 will be satisfied.

1.7. Termination Fee. If the Borrower is required to pay the termination fee pursuant to the terms of Section 9.02(d) of the Merger Agreement (the “Termination Fee”) and Borrower does not pay such Termination Fee when due as set forth in Section 9.02(d) of the Merger Agreement, then such Termination Fee shall added to the outstanding principal amount of the Term Note and deemed principal thereunder, and shall bear interest from the date thereof until the date when paid at a rate per annum equal to 4% per annum plus the per annum rate otherwise payable under the Term Note (but in no event in excess of the maximum rate permitted by then applicable law). The Termination Fee shall be an Obligation of the Borrower and shall be secured by the Security Agreement until all outstanding principal (other than that representing the Termination Fee) and all interest accrued and unpaid under the Term Note (other than that arising on such portion of principal representing the Termination Fee), and the fees, costs and expenses of Borrower due Lender hereunder in connection with the Term Loans, have been indefeasibly paid in full in cash. Upon the indefeasible payment in full in cash of such principal, interest and fees, costs and expenses, such Termination Fee shall become unsecured, and all Liens and security interests on the Collateral securing the same shall be released upon the written request of, and at the cost and expense of, the Borrower.

1.8 Warrant. As consideration for the establishment of the within-described Term Loan facility, the Borrower agrees to issue to the Lender on or about the date of each Term Loan hereunder, a Warrant to purchase shares of the Borrower’s capital stock, each such warrant to be exercisable for a number of shares of Borrower’s common stock equal to sixty-five percent (65%) of the principal amount of the Term Loan being made on such date divided by $1.1496 (subject to equitable adjustment in the event of any stock split, stock dividend, stock combination or the like). The obligations of the Borrower and the rights of the Lender under each Warrant will be effective upon the issuance thereof and will (until performed in full unless the Warrant is terminated or expires in accordance with its terms) survive payment of the Term Loans and the other Obligations and termination of this Agreement. In no event may any Warrant be exercised unless the Merger Agreement has been terminated, without the consummation of the transaction contemplated by the Merger Agreement. Upon the consummation of the transaction contemplated by the Merger Agreement, all rights, including rights of exercise, under the Warrants shall terminate and be null and void.

II. REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties. In order to induce the Lender to enter into this Agreement and to make Term Loans hereunder, the Borrower warrants and represents to the Lender as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower has full corporate power to own its property and conduct its business as now conducted and as proposed to be conducted, to grant the security interests contemplated by the Security Agreement and to enter into and perform this Agreement and the other Loan Documents. The Borrower is duly qualified to do business and in good standing in Washington and in each other jurisdiction in which the Borrower maintains any plant, office, warehouse or other facility and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition or business of the Borrower, all such jurisdictions being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no Subsidiaries, except as listed on said item 2.1(a) of the attached Disclosure Schedule. The Borrower is not a member of any partnership or joint venture pursuant to any arrangement that would permit any other Person to commit any funds of the Borrower, or to subject any assets of the Borrower to any Indebtedness or liability, without the prior written consent of the Borrower, in each instance.

(b) At the date of this Agreement, the Borrower’s authorized capital stock consists of 90,000,000 shares of common stock, par value $0.006 per share, and 100,000 shares of preferred stock, par value $0.01 per share. At the date of this Agreement, the issued and outstanding shares of common stock and of preferred stock of the Borrower are as set forth on item 2.1(b) of the attached Disclosure Schedule and all outstanding shares are duly and validly issued, fully paid and nonassessable. The Borrower owns 100% of the outstanding capital stock of each Subsidiary.

(c) The execution, delivery and performance by the Borrower of this Agreement and each of the other Loan Documents to which the Borrower is a party have been duly authorized by all necessary corporate and other action and do not and will not:

(i) violate any provision of, or require as a prerequisite to effectiveness any filing (other than filings under the Uniform Commercial Code), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

(ii) violate any provision of the charter or by-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent of any Person; or

(iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Lender), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

(d) This Agreement and each of the other Loan Documents delivered herewith to which the Borrower is a party has been duly executed and delivered by the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

(e) Except as described on item 2.1(e) of the attached Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary of the Borrower before any court or Governmental Authority, domestic or foreign, which could hinder or prevent the consummation of the transactions contemplated hereby or call into question the validity of this Agreement or any of the other Loan Documents or any other document or instrument provided for or contemplated by this Agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate may result in any material adverse change in the business, condition, affairs or operations of the Borrower or any Subsidiary.

(f) The Borrower is not in violation of any term of its charter or by-laws as now in effect. Neither the Borrower nor any Subsidiary of the Borrower is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other material instrument, contract or agreement to which it is a party or by which any of its property is bound.

(g) The Borrower has filed (and has caused each of its Subsidiaries to file) all federal, foreign, state and local tax returns, reports and estimates required to be filed by the Borrower and/or by any such Subsidiary. All such filed returns, reports and estimates are proper and accurate and the Borrower or the relevant Subsidiary has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates. No deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefore.

(h) The Borrower is in compliance (and each Subsidiary of the Borrower is in compliance) with all requirements of law, federal, foreign, state and local, and all requirements of all Governmental Authorities having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with any of which could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business or financial condition of the Borrower or any such Subsidiary. Without limiting the foregoing, the Borrower has all of the material franchises, licenses, leases, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used and as proposed to be conducted, owned and used.

(i) The audited financial statements of the Borrower and Subsidiaries as at December 31, 2009 heretofore delivered to the Lender, are complete and accurate and fairly present the financial condition of the Borrower and Subsidiaries as at the date thereof and for the periods covered thereby, and have been prepared in accordance with generally accepted accounting principles consistently applied. Neither the Borrower nor any of the Borrower’s Subsidiaries has any liability, contingent or otherwise, not disclosed in the aforesaid financial statements or in any notes thereto that could reasonably be expected to materially affect the financial condition of the Borrower. Since December 31, 2009: (A) there has been no material adverse change in the business, assets or condition (financial or otherwise) of the Borrower, (B) neither the business, condition or operations of the Borrower nor any of its properties or assets has been materially adversely affected as the result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; (C) the Borrower has not experienced any material controversy or problem with its employees or with any labor organization; and (D) except for (i) the Merger Agreement and (ii) as set forth on item 2.1 of the attached Disclosure Schedule, the Borrower has not entered into any material transaction other than in the ordinary course.

(j) The principal place of business and chief executive offices of the Borrower are located at 3830 Monte Villa Parkway, Bothell, Washington 98021. Except as described on item 2.1(j) of the attached Disclosure Schedule, none of the assets of the Borrower are now located at any other address. Item 2.1(j) of the attached Disclosure Schedule sets forth the names and addresses of all record owners of each of such premises.

(k) The conduct of the business of the Borrower and its Subsidiaries as presently conducted and as previously conducted prior to the date hereof does not and did not in any material respect infringe, violate, or misappropriate any Intellectual Property of any Person material to the Borrower or any of its Subsidiaries. Item 2.1(k) of the attached Disclosure Schedule contains a complete and accurate list of all Intellectual Property Registrations owned by the Borrower or any of its Subsidiaries. All Intellectual Property Registrations are owned solely by the Borrower and/or its Subsidiaries and are not subject to any Liens or other encumbrances.

(l) None of the executive officers or key employees of the Borrower is subject to any agreement in favor of anyone other than the Borrower which limits or restricts that person’s right to engage in the type of business activity conducted or proposed to be conducted by the Borrower or which grants to anyone other than the Borrower any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee.

(m) The Borrower is not a party to any contract or agreement which now has or, as far as can be reasonably foreseen by the Borrower at the date hereof, would be reasonably likely to have a material adverse effect on the financial condition, business or properties of the Borrower.

(n) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o) The Borrower and each of its Subsidiaries has good and clear, record and marketable title to such of its fixed assets as are real property and good and merchantable title to all of its other assets now carried on its books, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except as shown on the financial statements heretofore provided by the Borrower to the Lender. The Borrower and each such Subsidiary enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect.

(p) Neither the Borrower nor any of its Subsidiaries has incurred any accumulated funding deficiency within the meaning of ERISA, nor does the Borrower or any such Subsidiary have any material liability to the PBGC in connection with any employee pension benefit plan (or other class of benefit which the PBGC has elected to insure), and there have been no “reportable events” or “prohibited transactions” with respect to any such plan, as those terms are defined in Section 4043 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, respectively.

(q) The Borrower and each Subsidiary of the Borrower is in compliance in all material respects with all applicable Environmental Laws. Neither the Borrower nor any of its Subsidiaries has been notified of any action, suit, proceeding or investigation which calls into question compliance by the Borrower or any such Subsidiary with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substances. No Environmental Event has occurred that could reasonably be expected to have a material adverse effect on the financial condition, business or properties of the Borrower or any Subsidiary.

(r) After giving effect to the transactions contemplated hereby, the Borrower (i) will be able to pay its debts as they become due, (ii) will have funds and capital sufficient to carry on its business as now conducted and as intended to be conducted, (iii) owns property having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts as they become due, and (iv) is not insolvent and will not be rendered insolvent as determined by applicable law.

(s) As of the date hereof, there does not exist any Default or Event of Default hereunder.

(t) Neither this Agreement, nor the financial statements referred to herein, nor any other agreement, document, certificate or written statement, taking such other agreements, documents, certificates or written statements as a whole, furnished to the Lender or to the Lender’s counsel by or on behalf of the Borrower or any Subsidiary of the Borrower in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact within the actual knowledge, after reasonable inquiry, of any of the officers of the Borrower which has not been disclosed herein or in writing by them to the Lender and which materially adversely affects, or in the future in their opinion may, insofar as they can now reasonably foresee, materially adversely affect the business, properties, assets or condition, financial or otherwise, of the Borrower.

(u) The issuance and delivery of the shares to be issued pursuant to each Warrant (the “Warrant Shares”) when sold and paid for in accordance with the terms of each such Warrant,

will be duly authorized by all necessary corporate action on the part of the Borrower. The Warrant Shares have been duly and validly reserved and, when sold and paid for in accordance with the terms of each Warrant, will be duly and validly issued, fully paid and nonassessable. When issued, the Warrant Shares will be free from any claims, liens or encumbrances created or imposed by any act or omission on the part of the Company other than in connection with Federal or State securities laws, rules or regulations.

(v) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Borrower in connection with the execution, delivery and performance of any Warrant and the consummation of the transactions contemplated thereby or the offer, issuance, sale and delivery of each Warrant and the Warrant Shares, except (a) such filings as shall have been made prior to and shall be effective on and as of the date of each such Warrant, (b) any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act or with state securities administrators under applicable state securities laws, which will be filed within the required time period therefor, or (c) such filings, registrations and orders as may be required, if applicable, to effect any registration of securities pursuant any Warrant.

(w) The representations and warranties made by the Borrower contained in Sections 6.01 through 6.20, inclusive, of the Merger Agreement (together with the related definitions contained in the Merger Agreement and the relevant exhibits and schedules thereto) are incorporated herein by this reference as effectively as if set forth at length herein. The Borrower hereby represents that all of such representations and warranties are true and correct as if made on and as of the date of this Agreement.

(x) Atossa is an inactive Subsidiary of the Borrower, is in the process of being dissolved and except in connection with the Loan Documents, has no assets, liabilities, properties or operations.

III. AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS

3.1 Covenants Effective Regardless of Status of Merger Agreement. Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or all or any portion of any Term Loan or any of the other Obligations shall be outstanding (other than Obligations arising or owing in respect of the Termination Fee).

(a) Covenants Incorporated by Reference. The Borrower will perform (and will cause each of its Subsidiaries to perform) all affirmative agreements and covenants applicable to it set forth in the Merger Agreement, all of which (together with the related definitions contained in the Merger Agreement) are incorporated herein by this reference as effectively as if set forth at length herein. Said agreements and covenants (and the related definitions) are incorporated herein as they exist in the Merger Agreement at the date hereof and without regard for any future termination or waiver of the Merger Agreement.

(b) Further Assurances. The Borrower will execute and deliver, or cause to be executed and delivered, to the Lender from time to time, promptly upon request therefor, any and all other and further instruments (including correction instruments) that may be requested by the Lender to cure any deficiency in the execution and delivery of this Agreement or any other Loan Document in which it is named as a party or more fully to describe or give effect to particular aspects of any of the agreements and undertakings of such Borrower provided in this Agreement or intended to be so provided.

3.2 Covenants Effective Upon Termination of the Merger Agreement. Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or all or any portion of any Term Loan or any of the other Obligations shall be outstanding, and only upon and after the Merger Agreement having been terminated without the transactions contemplated thereby having been consummated:

(a) Legal Existence; Qualification; Compliance. The Borrower will maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will remain qualified to do business and in good standing in Washington. The Borrower qualify to do business and will remain qualified and in good standing (and the Borrower will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each other jurisdiction where the Borrower or such Subsidiary, as the case may be, maintains any plant, office, warehouse or other facility and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, or business of the Borrower or any such Subsidiary; provided that the Lender acknowledges that Atossa shall be dissolved by the Borrower. The Borrower will comply (and will cause each Subsidiary of the Borrower to comply) with its charter documents and by-laws (other as due to the dissolution of Atossa). The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and Environmental Laws) other than (i) laws, rules or regulations the validity or applicability of which the Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate) have a material adverse effect on the financial condition, assets or business of the Borrower or any such Subsidiary. Without limitation of any other provisions of this Agreement, (i) the Borrower will cause the Real Property to comply in all material respects with all relevant Environmental Laws, and (ii) will not suffer or permit to exist any Environmental Event; provided, however, that the mere occurrence of an Environmental Event will not be deemed to constitute an Event of Default so long as the Borrower diligently investigates such occurrence and thereafter diligently and continuously proceeds with remediation to the extent required by any applicable Environmental Law, all in a manner consistent with all applicable Environmental Laws.

(b) Maintenance of Property; Insurance. The Borrower will maintain and preserve (and will cause each Subsidiary of the Borrower other than Atossa to maintain and preserve) its properties and fixed assets in good working order and condition, making all necessary repairs thereto and replacements thereof, consistent with its past practice. The Borrower will maintain all such insurance as may be required under the Security Agreement and will also maintain (and will cause each Subsidiary of the Borrower other than Atossa to maintain), with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Lender from time to time (provided that the insurance carriers and coverage in effect as of the date hereof and disclosed to the Lender are satisfactory to the Lender) and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

(c) Payment of Taxes and Charges. The Borrower will pay and discharge (and will cause each Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any such Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves. The Borrower will pay, and will cause each of its Subsidiaries to pay, in a timely manner, all material lease obligations, material trade debt, material purchase money obligations, material equipment lease obligations and all of its other material Indebtedness. The Borrower will perform and fulfill (and will cause each of its Subsidiaries to perform and fulfill) all material covenants and agreements under any material leases of real estate, material agreements relating to purchase money debt, material equipment leases and other material contracts. The Borrower will maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary or desirable for its business.

(d) Maintenance of Property. The Borrower will maintain and preserve, and will cause each of its Subsidiaries other than Atossa to maintain and preserve, all of its properties necessary or useful, as determined in the commercially reasonable judgment of the Borrower consistent with past practice, in the proper conduct of its business in good working order and condition, making all necessary repairs thereto and replacements thereof. The Borrower will not use any of its properties in violation of any insurance thereon. In the event of damage to or destruction of all or any part of its properties from any cause, the Borrower shall repair, replace, restore and reconstruct such property to the extent reasonably necessary or desirable for the continued operation of the business substantially as operated immediately prior to such damage or destruction, and this obligation shall not be limited by the amount of insurance proceeds available.

(e) Conduct of Business. The Borrower will conduct (and will cause each of its Subsidiaries other than Atossa to conduct), in the ordinary course, the business in which they are presently engaged. The Borrower will not, without the prior written consent of the Lender, directly or indirectly (itself or through any Subsidiary) enter into any other lines of business, businesses or ventures not substantially related to those being conducted by the Borrower at the date of this Agreement.

(f) Reporting Requirements. The Borrower will furnish to the Lender (or cause to be furnished to the Lender):

(i) Within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such fiscal year for the Borrower (or a web-link to the SEC EDGAR filing thereof), including therein consolidated and consolidating balance sheets of the Borrower and Subsidiaries as at the end of such fiscal year and related consolidated and consolidating statements of income, stockholders’ equity and cash flow for the fiscal year then ended. The annual consolidated financial statements shall be audited and certified by independent public accountants selected by the Borrower and reasonably acceptable to the Lender, provided, that KPMG is hereby acknowledged to be acceptable to Lender.

(ii) Within 45 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating balance sheets of the Borrower and Subsidiaries and related consolidated and consolidating statements of income and cash flow (or a web-link to the SEC EDGAR filing thereof), unaudited but complete and accurate and prepared in accordance with generally accepted accounting principles consistently applied fairly presenting the financial condition of the Borrower and Subsidiaries as at the dates thereof and for the periods covered thereby (except that such quarterly statements need not contain footnotes) and certified as accurate (subject to year-end audit adjustments, which shall not be material) by the chief financial officer of the Borrower, such balance sheets to be as at the end of such quarter and such statements of income and cash flow to be for such quarter and for the fiscal year to date, in each case together with a comparison to the results for the corresponding fiscal period of the immediately prior fiscal year.

(iii) At the time of delivery of each annual and quarterly financial statement of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this Agreement and the other Loan Documents and has no actual knowledge, after reasonable inquiry, of any Default or Event of Default hereunder or thereunder or, if he or she has such knowledge, specifying each such Default or Event of Default and the nature thereof.

(iv) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any “management letter” prepared by such accountants.

(v) As soon as possible and in any event within five days after the occurrence of any Default or Event of Default known, after reasonable inquiry, to the Borrower or its officers, the statement of the Borrower setting forth details of each such Default or Event of Default and the action which the Borrower proposes to take with respect thereto.

(vi) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or Governmental Authority, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party; provided, however, that the Borrower will not be deemed to be required by this clause (vi) to give notice of any such action, suit or proceeding which seeks monetary damages only and in which the amount sought is less than $50,000.

(vii) Promptly upon filing any registration statement or listing application, a copy of same, or a web-link to the SEC EDGAR filing thereof.

(viii) If the Borrower at any time has a class of securities which is publicly traded, a copy of each periodic or current report of the Borrower filed with the SEC or any successor agency (or if applicable, a web-link to the SEC filing thereof) and each annual report, proxy statement and other communication sent by the Borrower to shareholders or other security holders generally, such copy or, if applicable web-link, to be provided to the Lender promptly upon such filing with the SEC or such communication with shareholders or security holders, as the case may be.

(ix) As soon as possible and in any event within 30 days after the Borrower knows, after reasonable inquiry, that any event which would constitute a reportable event under ERISA with respect to any employee pension or other benefit plan subject to ERISA has occurred, or that the PBGC or the Borrower or any of the Borrower’s Subsidiaries has instituted or will institute proceedings to terminate such plan, a certificate of the chief financial officer of the Borrower setting forth details as to such reportable event and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such reportable event which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings, or any notice to the PBGC that the plan is to be terminated, as the case may be.

(x) As soon as possible and in any event within 5 days after the occurrence of any Environmental Event, the statement of the Borrower setting forth the details of such Environmental Event and the action that the Borrower proposes to take with respect thereto.

(xi) Promptly after the Borrower has knowledge thereof, written notice of:

(A) termination or potential termination, or any hearings or proceedings which could lead to termination, of any permit, license or contract material to the conduct of the activities of the Borrower or any of its Subsidiaries;

(B) any material loss, damage or destruction to or of any property or assets of the Borrower or any of its Subsidiaries (regardless of whether the same is covered by insurance);

(C) any material controversy on the part of the Borrower or any of its Subsidiaries with its employees or with any labor organization; and/or

(D) any other material development or circumstance which could reasonably be expected to have a material adverse effect on the Borrower or its business, properties, assets, Subsidiaries (other than Atossa) or condition, financial or otherwise, or the Borrower’s ability to carry out its obligations under this Agreement.

(xii) Promptly upon any change in the Borrower’s independent public accountants, notification thereof and such further information as the Lender may reasonably request concerning the resignation, refusal to stand for reappointment after completion of the current audit or dismissal of such accountants.

(xiii) Promptly upon applying for, or being granted, a federal or state registration for any Intellectual Property or purchasing or licensing any Intellectual Property, written notice to the Lender describing same, together with all such documents as may be required to give the Lender a fully perfected first priority security interest in each such item of Intellectual Property.

(xiv) Promptly upon request, such other information respecting the financial condition, operations or business of the Borrower or any Subsidiary as the Lender may from time to time reasonably request.

(g) Books and Records. The Borrower will maintain (and will cause each of its Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and at any time and without any necessity for notice following the occurrence of an Event of Default), permit the Lender, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its officers, directors and/or independent accountants, all of whom are hereby authorized and directed to cooperate with the Lender in carrying out the intent of this §3.2(g). Each financial statement of the Borrower hereafter delivered pursuant to this Agreement will be complete and accurate and will fairly present the financial condition of the Borrower as at the date thereof and for the periods covered thereby, and all of same will be prepared in accordance with generally accepted accounting principles consistently applied.

(h) Landlord’s Waiver. Promptly upon the request of the Lender, the Borrower will obtain, and will thereafter maintain in effect at all times, waivers from the owners of all premises in which any Collateral is located, such waivers to be in form and substance satisfactory to the Lender.

(i) NASDAQ Listing. The Borrower shall maintain at all times its listing on the NASDAQ Global Market.

3.3 Estoppel. The Lender acknowledges and agrees that the Lender’s security interest in any Intellectual Property that is licensed by the Borrower or any of its Subsidiaries to a third party in a transaction permitted by this Agreement or by any other Loan Document shall be subject to the rights of any such third party licensee. Upon the reasonable request of the Borrower or any of its Subsidiaries, the Lender shall provide an estoppel in form and substance reasonably acceptable to the Lender to such third party licensee with respect to the foregoing. The Lender acknowledges that no security interest or right is granted by the Borrower or any of its Subsidiaries in property to the extent that rights in such property are not owned by the Borrower or such Subsidiary.

IV. NEGATIVE COVENANTS

4.1 Covenants Effective Regardless of Status of Merger Agreement. Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or all or any portion of any Term Loan or any of the other Obligations shall be outstanding (other than Obligations arising or owing in respect of the Termination Fee).

(a) Indebtedness. The Borrower will not create, incur, assume or suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

(i) Indebtedness owed to the Lender, including, without limitation, the Indebtedness represented by the Term Note;

(ii) Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

(iii) unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or for purchase money Indebtedness with respect to fixed assets) incurred upon customary terms in the ordinary course of business;

(iv) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) hereafter incurred to equipment vendors and/or lessors for equipment purchased or leased by the Borrower or any Subsidiary or for use in the Borrower or such Subsidiary’s business, provided that the total of Indebtedness permitted under this clause (iv) will not exceed $200,000 in the aggregate outstanding at any one time;

(v) other Indebtedness (not described in any of clauses (i)-(iv) above) existing at the date hereof, but only to the extent set forth on item 4.1(a) of the attached Disclosure Schedule; and

(vi) any guaranties or other contingent liabilities expressly permitted pursuant to §4.1(c).

(b) Liens. The Borrower will not create, incur, assume or suffer to exist (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, “Liens”), upon or with respect to any of its property or assets, now owned or hereafter acquired, except that the foregoing restrictions shall not apply to:

(i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty or are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made and are maintained;

(ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made and are maintained;

(iii) pledges or deposits under workmen’s compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

(iv) Liens in favor of the Lender;

(v) Liens in favor of equipment vendors and/or lessors securing purchase money Indebtedness to the extent permitted by clause (iv) of §4.1(a); provided that no such Lien will extend to any property of the Borrower or any Subsidiary other than the specific items of equipment financed;

(vi) Liens arising by reason of good faith deposits in connection with leases of real estate, bids or contracts (other than contracts for the payment of money), deposits to secure public or statutory obligations, or to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for the payment of taxes or assessments or other similar charges; or

(vii) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 4.1(b) of the attached Disclosure Schedule.

(c) Guaranties. The Borrower will not, without the prior written consent of the Lender, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) (and will not permit any of its Subsidiaries so to assume, guaranty or become directly or contingently liable) in connection with any indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, and (ii) guaranties existing at the date hereof and described on item 4.1(c) of the attached Disclosure Schedule.

(d) Covenants Incorporated by Reference. The Borrower will not violate or suffer or permit the violation of any of the negative covenants or agreements contained in the Merger Agreement by itself or any of the Borrower’s Subsidiaries, all of which (together with the related definitions contained in the Merger Agreement and the relevant schedules and exhibits to the Merger Agreement) are incorporated herein by this reference as effectively as it set forth at length herein. Said agreements and covenants (and the related definitions, schedules and exhibits) are incorporated herein as they exist in the Merger Agreement at the date hereof and without regard for any future termination or waiver of the Merger Agreement.

(e) No Margin Stock. No proceeds of any Term Loan shall be used directly or indirectly to purchase or carry any margin security within the meaning of Regulation U of the Board of Governors of the Federal Reserve Board.

(f) Additional Requirements. The Borrower shall fail to deliver or to cause to be delivered prior to the making of the initial Term Loan and in any event on or before April 16, 2010: (i) original stock certificates representing 100% of the capital stock of each Subsidiary of the Borrower, (ii) a certificate for Calais Acquisition Corp. evidencing its good standing and legal existence in the State of Delaware, and (iii) a foreign qualification certificate for the Borrower evidencing the Borrower’s legal existence and good standing in the State of Washington.

4.2 Covenants Effective Upon Termination of Merger Agreement. Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or all or any portion of any Term Loan or any of the other Obligations shall be outstanding (other than Obligations arising or owing in respect of the Termination Fee), and only upon and after the Merger Agreement having been terminated without the transactions contemplated thereby having been consummated:

(a) Dividends. The Borrower will not, without the prior written consent of the Lender, make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock.

(b) Loans and Advances. The Borrower will not make (and will not permit any Subsidiary to make) any loans or advances to any Person, including, without limitation, the Borrower’s directors, officers and employees, except advances to such directors, officers or employees with respect to expenses incurred by them in the ordinary course of their duties, all of which loans and advances will not exceed, in the aggregate, $50,000 outstanding at any one time.

(c) Investments. The Borrower will not, without the Lender’s prior written consent, invest in, hold, purchase or acquire any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase, hold or acquire any such stock or securities) except: (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof; (ii) other investment grade debt securities; (iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this §4.2(c); (iv) deposits with or certificates of deposit issued by a bank organized in the United States having capital in excess of $100,000,000 and a long-term debt rating of A or better by Standard & Poor’s (or an equivalent rating by another nationally recognized rating agency); and (vi) investments in any Subsidiary Guarantor.

(d) Subsidiaries; Acquisitions. The Borrower will not (and will not permit any Subsidiary to), without the prior written consent of the Lender, form or acquire any Subsidiary or make any other acquisition of all or substantially all of the stock of any other Person or of all or substantially all of the assets of any other Person. The Borrower will not (and will not permit any Subsidiary to) become a partner in any partnership without the prior written consent of the Lender.

(e) Merger, Etc. Except as contemplated by the Merger Agreement, the Borrower will not (and will not permit any Subsidiary to), without the prior written consent of the Lender, liquidate or dissolve or merge or consolidate with any Person, or sell, lease, transfer or otherwise dispose of any material portion of its assets (whether in one or more transactions), other than sales of inventory in the ordinary course.

(f) Affiliate Transactions. The Borrower will not, without prior written consent of the Lender, enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms’-length transaction with any Person not an affiliate; provided that nothing in this §4.2(f) shall be deemed to restrict the payment of salary or other similar payments to any officer or director of the Borrower at a level consistent with the salary and other payments being paid at the date of this Agreement and heretofore disclosed in writing to the Lender, nor to prevent the hiring of additional officers at a salary level consistent with industry practice, nor to prevent reasonable periodic increases in salary. For the purposes of this Agreement, “affiliate” means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director or former officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise.

(g) Change of Address, etc. The Borrower will not change its corporate name or legal structure, nor will the Borrower change its jurisdiction of organization or its chief executive offices or principal place of business from the address described in §2.1(j) above, nor will the Borrower remove any books or records from such address, nor will the Borrower keep any Collateral at any location other than as described in §2.1(j) above and/or at the locations described on item 2.1(j) of the Disclosure Schedule, in each instance, without giving the Lender at least 30 days’ prior written notice and providing all such financing statements, certificates and other documentation as the Lender may request in order to maintain the perfection and priority of the security interests granted or intended to be granted pursuant to the Security Agreement. The Borrower will not change its fiscal year or methods of financial reporting unless, in each instance, prior written notice of such change is given to the Lender and prior to such change the Borrower enters into amendments to this Agreement in form and substance reasonably satisfactory to the Lender in order to preserve unimpaired the rights of the Lender and the obligations of the Borrower hereunder.

(h) Hazardous Waste. Except as provided below, the Borrower will not dispose of or suffer or permit to exist any Hazardous Substance on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any Hazardous Substances, except in compliance will all applicable Environmental Laws. The Borrower shall provide the Lender with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any potential or known release or threat of release of any Hazardous Substance at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any Governmental Authority in connection with the assessment, containment or removal of any Hazardous Substance for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Lender of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) Hazardous Substances that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries, in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

V. DEFAULT AND REMEDIES

5.1. Events of Default. The occurrence of any one of the following events shall constitute an “Event of Default” hereunder:

(a) The Borrower shall fail to make any payment of principal of or interest on the Term Note on or before the date when due, or shall fail to pay when due any other amount payable under this Agreement within three (3) Business Days of the date of the relevant invoice therefor or other notice thereof; or

(b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with any Term Loan shall at any time prove to have been incorrect in any material respect when made; or

(c) The Borrower shall default in the performance or observance of any agreement or obligation under any of §§3.2(a), 3.2(b), 3.2(c), 3.2(d), 3.2(g), or 3.2(i) or any provision of Article IV; or

(d) The Borrower shall default in the performance of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for 10 Business Days after notice thereof shall have been given to the Borrower; or

(e) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or undertaking now existing or hereafter entered into with or for the benefit of the Lender (or any affiliate of the Lender), including without limitation, the Security Agreement and the Guaranty, or any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under the Merger Agreement and the Lender shall have terminated the Merger Agreement; or

(f) Any default shall exist and remain unwaived or uncured with respect to any other Indebtedness in principal amount in excess of $50,000 of the Borrower or any Subsidiary of the Borrower or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness, or any such Indebtedness shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder or holders thereof; or

(g) The Borrower shall be dissolved, or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within 60 days following the institution thereof); or

(h) Any attachment, execution or similar process shall be issued or levied against any property of the Borrower or any Subsidiary and such attachment, execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 10 days after its issue or levy; or

(i) Any final uninsured judgment in excess of $25,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction; or

(j) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any Subsidiary of the Borrower to the PBGC which, in each case, in the reasonable opinion of the Lender may have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

(k) The Security Agreement or any other Loan Document shall for any reason (other than due to payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Lender) not remain in full force and effect; or

(l) The security interest and liens of the Lender in and on any of the Collateral covered or intended to be covered by the Security Agreement and/or any Patent Security Agreement shall for any reason (other than written release by the Lender) not be fully perfected liens and security interests; or

(m) Except as contemplated by the Merger Agreement, a Change of Control shall occur; or

(n) If this Agreement or any of the other Loan Documents shall prove to be illegal or unenforceable in any material respect; or

(o) An Environmental Event shall have occurred that in the reasonable opinion of the Lender materially adversely affects the financial condition, prospects, business or operations of the Borrower or any of its Subsidiaries or any of their respective premises; or

(p) The Borrower or any of its Subsidiaries shall suffer substantial loss, theft, taking, damage or destruction to or of any of its property which, after taking into account any insurance, would have a material adverse effect upon the business, operations or financial condition of the Borrower or any such Subsidiary; or the Borrower or any of its Subsidiaries shall suffer the loss (or proceedings shall be commenced which could result in the loss) of any permit, license or contract material to the operation of the Borrower or any of its Subsidiaries or any of their respective facilities; or

(q) There shall occur any other material adverse change in the condition (financial or otherwise), operations, properties, assets, or liabilities of the Borrower.

5.2. Rights and Remedies on Default. Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights and remedies available to the Lender hereunder or otherwise, the Lender may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

(a) Declare the entire unpaid principal amount of the Term Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this Agreement, and all other Indebtedness of the Borrower to the Lender, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

(b) Terminate the arrangements for Term Loans provided for by this Agreement.

(c) Exercise all rights and remedies hereunder, under the Security Agreement, under the Term Note, under the other Loan Documents, and under each and any other agreement with the Lender; and exercise all other rights and remedies which the Lender may have under applicable law.

5.3. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all Indebtedness at any time held or owing by the Lender or any affiliate thereof to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Lender under this Agreement or otherwise, irrespective of whether or not the Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. As security for the Obligations, the Borrower grants to the Lender a security interest with respect to all its monies, securities or other property in the possession of the Lender or any affiliate of the Lender from time to time, and, upon the occurrence of any Event of Default, the Lender may exercise all rights and remedies of a secured party under the Uniform Commercial Code. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY THE LENDER OF ITS RIGHT OF SET-OFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

VI. MISCELLANEOUS

6.1. Costs and Expenses. The Borrower agrees to pay, on demand, all costs and expenses (including, without limitation, reasonable legal fees) of the Lender in connection with the preparation, execution and delivery of this Agreement, the Security Agreement, the Patent Security Agreements, the Guaranty, the Term Note, each Warrant and all other instruments and documents delivered or to be delivered in connection with any Term Loan and any amendments, waivers or modifications of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Lender in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this Agreement, the Security Agreement, the Patent Security Agreements, the Guaranty, the Term Note, the Warrants and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Security Agreement, the Patent Security Agreements, the Guaranty, the Term Note, each Warrant and all other instruments and documents to be delivered in connection with any Obligation. The Borrower will indemnify and hold the Lender harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement, any of the other Loan Documents or any document required hereunder, (b) any credit extended or committed by the Lender to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any Loan Document, any other such document, or any such credit, other than arising from the gross negligence or willful misconduct of the Lender. This indemnity includes but is not limited to attorneys’ fees. This indemnity extends to the Lender, its Subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Obligations. All sums due to the Lender hereunder shall be Obligations of the Borrower, due and payable immediately without demand. Any fees, expenses or other charges which the Lender is entitled to receive from the Borrower under this Section shall bear interest from the date that is 10 Business Days following the date of any demand therefor until the date when paid at a rate per annum equal to the per annum rate otherwise payable under the Term Note (but in no event in excess of the maximum rate permitted by then applicable law).

6.2. Other Agreements. The provisions of this Agreement are not in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Lender. No inconsistency in default provisions between this Agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Lender contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or any such other agreement.

6.3. Governing Law. This Agreement, the Term Note and each of the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts, without giving effect to conflict of laws principles.

6.4. Addresses for Notices, etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered (by hand or by recognized overnight delivery service) to the applicable party at the address indicated below:

If to the Borrower:

MDRNA, Inc.

3830 Monte Villa Parkway

Bothell, Washington 98021

Attention: J. Michael French, President and Chief Executive Officer

If to the Lender:

Cequent Pharmaceuticals, Inc.

One Kendall Square

Building 700

Cambridge, MA 02139

Attention: Peter D. Parker, President and Chief Executive Officer

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed delivered on the earlier of (i) the date received or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt if deposited in the United States mails, sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid. If any such notice, request, demand or other communication is hand-delivered or delivered by overnight delivery service, same shall be effective upon receipted delivery.

6.5. Binding Effect; Assignment; Termination. This Agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Lender and their respective permitted successors and assigns. The Borrower may not assign this Agreement or any rights hereunder without the express written consent of the Lender. The Lender may, in accordance with applicable law and without notice to or consent of the Borrower, from time to time assign or grant participations in this Agreement, the Term Loans and/or the Term Note. The Borrower may terminate this Agreement and the financing arrangements made herein by giving written notice of such termination to the Lender provided that no such termination will release or waive any of the Lender’s rights or remedies or any of the Borrower’s obligations under this Agreement or any of the other Loan Documents unless and until the Borrower has paid in full the Term Loans and all interest thereon and all fees and charges payable in connection therewith. Notwithstanding any this in this §6.5 to the contrary, each Warrant shall survive termination of this Agreement and payment in full of the Term Loans and the other Obligations in accordance with the express terms thereof.

6.6. Consent to Jurisdiction. The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement, the Term Note and/or any of the other Loan Documents. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this §6.6 or as otherwise permitted by law.

The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this §6.6 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in §6.4 (as such address may be changed from time to time pursuant to said §6.4) or (ii) by serving a copy thereof upon it at its address set forth in §6.4 (as such address may be changed from time to time pursuant to said §6.4).

6.7. Severability. In the event that any provision of this Agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this Agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

6.8. Replacement Note. Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of the Term Note or of any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of the Term Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Term Note or other Loan Document in the same principal amount (as to the Term Note) and in any event of like tenor.

6.9. Usury. All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Term Note or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the Indebtedness represented by the Term Note exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower and the Lender, in the execution, delivery and acceptance of the Term Note, to contract in strict compliance with the laws of The Commonwealth of Massachusetts. If, under any circumstances whatsoever, performance or fulfillment of any provision of the Term Note or the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Term Note and not to the payment of interest. The provisions of this §6.9 shall control every other provision of this Agreement and of the Term Note.

6.10. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY MUTUALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TERM NOTE OR ANY OTHER LOAN DOCUMENTS OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT AND TO MAKE THE TERM LOANS AS CONTEMPLATED HEREIN.

6.11. Integration; Amendments. This Agreement, the Term Note and such other Loan Documents as are delivered herewith are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by the Loan Documents. All prior or contemporaneous promises, agreements and understandings as to the facility evidenced by this

Agreement, whether oral or written, are deemed to be superseded by this Agreement and the other Loan Documents. This Agreement may not be amended or modified or any provision waived except by a written instrument setting forth such amendment, waiver or modification executed by the Borrower and the Lender.

VII. DEFINED TERMS

7.1. Definitions. In addition to terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the following respective meanings:

“Atossa” - Atossa HealthCare, Inc., a Delaware corporation.

“Business Day” - Any day which is not a Saturday, nor a Sunday nor a public holiday under the laws of the United States of America or The Commonwealth of Massachusetts.

“CERCLA” - The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499, 100 Stat. 1613.

“Change of Control” - Any event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of the Borrower entitled to vote for members of the board of directors of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 40% or more of the combined voting power of such securities.

“Collateral” - All property now or hereafter owned by the Borrower or any Subsidiary Guarantor or in which the Borrower or any Subsidiary Guarantor now or hereafter has any interest which is now or hereafter described as “Collateral” in the Security Agreement.

“Default” - Any event or circumstance which, with the passage of time or the giving of notice or both, could become an Event of Default under this Agreement.

“Environmental Event” - Each of: (i) the generation, storage, disposal, removal, transportation or treatment of Hazardous Substances on any of the Real Property (or on any of the real property adjoining or in the vicinity of any of the Real Property, if, through soil or groundwater migration, such Hazardous Substances could have come to be located at any of the Real Property) or on any other property owned, occupied or operated by the Borrower or any Subsidiary of the Borrower resulting in a level of contamination greater than the levels permitted or established by any Governmental Authority having or claiming jurisdiction over the Borrower or any of the Real Property or such other property of the Borrower or any Subsidiary of the Borrower; (ii) the receipt by the Borrower or any Subsidiary of the Borrower of any notice or claim of any violation of any Environmental Law or of any action based upon nuisance, negligence or other tort theory alleging liability on the basis of improper generation, storage, disposal, removal, transportation or treatment of Hazardous Substances on any of the Real Property or any other affected property of the Borrower or any Subsidiary of the Borrower; or (iii) the presence or release of Hazardous Substances at or upon any of the Real Property (or upon any other property owned, occupied or operated by the Borrower or any Subsidiary of the Borrower) that has resulted in contamination or deterioration of any portion of the Real Property or any other affected property resulting in a level of contamination greater than the levels permitted or established by any Governmental Authority having or claiming jurisdiction over the Borrower or any of the Real Property or such other property.

“Environmental Laws” - Any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or the release of any materials into the environment, including, without limitation, CERCLA and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901-6987.

“ERISA” - The Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” - As defined in § 5.1.

“Governmental Authority” - Any federal, state, local or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute-resolving panel or body.

“Hazardous Substances” - Each of the following: “hazardous substances”, “hazardous waste” and “pollutants”, or similar terms as defined in CERCLA or in any Environmental Laws, as well as other hazardous materials, oil, asbestos and materials containing asbestos.

“Indebtedness” - All obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person’s balance sheet at the date as of which Indebtedness, is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

“Intellectual Property” - All U.S. and foreign (i) patents, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) inventions (whether or not patentable), (iii) trademarks, service marks, trade names, service names, brand names, trade dress rights, and logos (in each case regardless whether registered) and goodwill associated with any of the foregoing, (iv) Internet domain name registrations, (v) copyrights (regardless whether registered), (vi) all trade secrets and confidential business information (including, without limitation, ideas, concepts, formulae, know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information), (vii) registrations and applications for registration for the foregoing, and (viii) all other intellectual property rights.

“Intellectual Property Registrations” - Any and all of the following related to the Intellectual Property: (i) issued patents and applications for patents; (ii) copyright registrations and applications to register copyrights to the extent eligible for registration; (iii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; and (iv) any other application, certificate (including supplemental protection certificates), filing, registration or other document issued by, filed with, or recorded by, any governmental entity at any time, which document (when so filed or recorded) creates or conveys legally enforceable rights with respect to any Intellectual Property or proprietary right anywhere in the world.

“Lender Certificate” - A certificate signed by an officer of the Lender setting forth any additional amount required to be paid by the Borrower to the Lender pursuant to §1.7 of this

Agreement, which certificate shall be submitted by the Lender to the Borrower in connection with each demand made at any time by the Lender upon the Borrower with respect to any such additional amount, and each such certificate shall, save for manifest error, constitute presumptive evidence of the additional amount required to be paid by the Borrower to the Lender upon each demand. A claim by the Lender for all or any part of any additional amount required to be paid by the Borrower may be made before and/or after the end of the period to which such claim relates or during which such claim has arisen and before and/or after any payment hereunder to which such claim relates. Each Lender Certificate shall set forth in reasonable detail the basis for and the calculation of the claim to which it relates.

“Loan Documents” - Each of this Agreement, the Term Note, the Security Agreement, the Guaranty, the Patent Security Agreements, each Warrant and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Term Loans, all whether now existing or hereafter arising or entered into.

“Merger Agreement” - That certain Agreement and Plan of Merger dated as of even date herewith by and between the Borrower, Calais Acquisition Corp. and the Lender, as the same is amended or modified from time to time in accordance with the terms thereof.

“Obligations” - All Indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Lender or owed by the Borrower to the Lender in any capacity.

“PBGC” - The Pension Benefit Guaranty Corporation or any successor thereto.

“Person” - An individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Real Property” - The real estate of the Borrower, now owned or leased or hereafter owned or leased.

“SEC” - The Securities and Exchange Commission or any successor thereto.

“Subsidiary” - Any corporation or other entity of which the Borrower and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

“Subsidiary Guarantors” - Atossa, MDRNA Research, Inc., a Delaware corporation, Calais Acquisition Corp., a Delaware corporation, and each other Subsidiary of the Borrower which subsequently becomes a party to the Guaranty.

Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class.

[The next page is the signature page.]

This Agreement is executed, as an instrument under seal, as of the day and year first above written.

Very truly yours,

MDRNA, INC.

By:	/s/ J. Michael French
Name:	J. Michael French
Title:	President and Chief Executive Officer

Accepted and agreed:

CEQUENT PHARMACEUTICALS, INC.

By:	/s/ Peter D. Parker
Name:	Peter D. Parker
Title:	President and Chief Executive Officer

Signature Page to Loan Agreement

DISCLOSURE SCHEDULE

Item 2.1(a)	Jurisdictions in which Borrower is qualified; Subsidiaries

Item 2.1(b)	Issued and Outstanding Stock

Item 2.1(e)	Litigation

Item 2.1(i)	Non-Ordinary Course Transactions

Item 2.1(j)	Collateral locations; record owner of each location

Item 2.1(k)	Intellectual Property

Item 4.1(a)	Existing Indebtedness

Item 4.1(b)	Existing Liens

Item 4.1(c)	Existing Guaranties